Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139457 on Form S-3 and Registration Statement No. 333-137708 on Form S-8 of BlackRock, Inc. of our reports dated March 13, 2007, relating to the consolidated financial statements of BlackRock, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
New York, New York
March 13, 2007